Exhibit 5.2

Skadden, Arps, Slate, Meagher & Flom llp
525 University Avenue
Palo Alto, California 94301 TEL: (650) 470-4500 FAX: (650) 470-4570 www.skadden.com May 14, 2015

FIRM/AFFILIATE OFFICES

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BOSTON

CHICAGO

HOUSTON

LOS ANGELES

NEW YORK

WASHINGTON, D.C.

WILMINGTON

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BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MOSCOW

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

SYDNEY

TOKYO

TORONTO

GP Investments Acquisition Corp.

150 E. 52nd Street, Suite 5003

New York, New York 10022

RE:	GP Investments Acquisition Corp.
Registration	Statement on Form S-1

Ladies and Gentlemen:

We have acted as special United States counsel to GP Investments Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1, as amended (File Number 333-203500) (the “Registration Statement”) for the purpose of registering with the Commission under the Securities Act of 1933 (the “Securities Act”) the sale by the Company of (a) 15,000,000 units (the “Firm Units”) of the Company, whereby each such unit consists of one ordinary share of the Company, par value $0.0001 per share (“Ordinary Shares”), and one-half of one warrant of the Company (each whole warrant, a “Warrant”); each whole Warrant to purchase one Ordinary Share, (b) up to an additional 2,250,000 units that the underwriters will have a right to purchase from the Company to cover over-allotments (together with the Firm Units, the "Units"), issuable to the public and (c) all Ordinary Shares and all Warrants issued as part of the Units.

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

GP Investments Acquisition Corp.

May 14, 2015

In rendering the opinions set forth herein, we have examined and relied on originals or copies of (a) certain resolutions of the Board of Directors of the Company, (b) the amended and restated memorandum and articles of association adopted on May 7, 2015, and (c) the following each in the form filed with the Commission as of the date hereof: (i) the Registration Statement; (ii) the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and between the Company and the underwriters; (iii) the Warrants; (iv) the Units; and (v) the Warrant Agreement proposed to be entered into by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the Company and the other parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by the Company and such parties of such documents and the validity and binding effect thereof on the Company and such parties and that each of the documents identified in clauses (c)(i) through (c)(v) of the preceding paragraph will be entered into or filed or adopted as appropriate. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

Our opinions set forth herein are limited to the laws of the State of New York, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein. With respect to matters dependent upon the laws of the Cayman Islands, we have assumed the correctness of, have not made any independent examination of the matters covered by, and our opinion is in all respects subject to, the opinion to you dated the date hereof of Maples & Calder, Cayman Islands counsel to the Company.

The opinions set forth below are subject to the following further qualifications, assumptions and limitations:

GP Investments Acquisition Corp.

May 14, 2015

(a) validity or enforcement of any agreements or instruments that may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

(b) to the extent that any opinion below relates to the enforceability of the choice of New York law and choice of New York forum provisions, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2003) and N.Y. C.P.L.R. 327(b) (McKinney 2003) and is subject to the qualification that such enforceability may be limited by public policy considerations and the laws of any other jurisdiction; and

(c) in rendering the opinions set forth below, we have assumed that the certificates evidencing the Units and the Warrants issued as part of the Units will be signed by one of the authorized officers of the transfer agent and registrar for the Units and Warrants and registered by such transfer agent and registrar and will conform to the specimen certificates examined by us evidencing the Units and Warrants, respectively.

Based upon and subject to the foregoing, we are of the opinion that:

1. Each Unit, when such Units are delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2. Each Warrant included in the Units, when such Units are delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP